EXHIBIT (99)(a)

NEWS RELEASE

April 23, 2012
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First Quarter Highlights:

•
Net earnings were $1.7 million or $0.30 basic and diluted net earnings per share for the three months ended March 31, 2012, before adjustment for preferred stock dividends and accretion, as compared to $1.4 million or $0.25 basic and diluted net earnings per share, for the same period one year ago.

•
Net earnings available to common shareholders were $1.3 million or $0.24 basic and diluted net earnings per common share for the three months ended March 31, 2012, as compared to $1.0 million or $0.18 basic and diluted net earnings per common share, for the same period one year ago.

•	Earnings before securities gains and income taxes amounted to $1.7 million for the three months ended March 31, 2012 compared to $691,000 for the same period one year ago.
•	Core deposits amounted to $630.4 million, or 78.04% of total deposits at March 31, 2012, compared to $610.3 million, or 72.74% of total deposits at March 31, 2011.
•	Shareholders’ equity amounted to $104.4 million, or 9.91% of total assets, as of March 31, 2012, compared to $97.2 million, or 9.07% of total assets, as of March 31, 2011.

Tony W. Wolfe, President and Chief Executive Officer, attributed the increase in first quarter earnings to a decrease in the provision for loan losses and a decrease in non-interest expense, which were partially offset by a decrease in net interest income and a decrease in non-interest income.

Net interest income was $8.1 million for the three months ended March 31, 2012, compared to $8.5 million for the same period one year ago.  This decrease was primarily due to a decrease in interest income resulting from a decrease in loans, which was partially offset by a decrease in interest expense due to a reduction in the cost of funds.  Net interest income after the provision for loan losses increased to $6.1 million during the first quarter of 2012, compared to $5.6 million for the same period one year ago.  The provision for loan losses for the three months ended March 31, 2012, was $2.0 million as compared to $3.0 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $1.0 million decrease in net charge-offs during the first quarter of 2012 compared to the first quarter of 2011.

Non-interest income was $3.4 million for the three months ended March 31, 2012, as compared to $3.6 million for the same period one year ago.  This decrease is primarily attributable to a $548,000 decrease in the gains on sale of securities.

Non-interest expense decreased 1.74% to $7.3 million for the three months ended March 31, 2012, as compared to $7.4 million for the same period one year ago.  This decrease is primarily due to a $122,000 decrease in FDIC insurance premiums and a $116,000 decrease in foreclosure related expenses.

Total assets amounted to $1.1 billion as of March 31, 2012 and March 31, 2011.  Available for sale securities increased 10.21% to $299.3 million as of March 31, 2012, compared to $271.6 million as of March 31, 2011.  This increase reflects the investment of funds received from the decrease in loans.  Total loans amounted to $658.3 million as of March 31, 2012, compared to $711.2 million as of March 31, 2011.  The decrease is primarily due to the anticipated reduction in existing loans as the Bank continues to work through problem loans and the continuing decline in loan originations.

Non-performing assets amounted to $33.0 million or 3.14% of total assets at March 31, 2012, compared to $39.5 million or 3.68% of total assets at March 31, 2011 primarily due to a decrease in non-accrual loans.  Non-performing loans include $16.2 million in AD&C loans, $8.3 million in commercial and residential mortgage loans and $539,000 in other loans at March 31, 2012, as compared to $20.9 million in AD&C loans, $11.7 million in commercial and residential mortgage loans and $550,000 in other loans at March 31, 2011.  The allowance for loan losses at March 31, 2012, amounted to $16.6 million or 2.52% of total loans compared to $15.4 million or 2.17% of total loans at March 31, 2011.  According to Mr. Wolfe, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $807.8 million as of March 31, 2011, compared to $839.0 million at March 31, 2011.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $100,000, increased $20.1 million to $630.4 million at March 31, 2012, as compared to $610.3 million at March 31, 2011.  Certificates of deposit in amounts greater than $100,000 or more totaled $176.4 million at March 31, 2012, as compared to $224.5 million at March 31, 2011.  This decrease is primarily due to a $18.3 million decrease in certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS) and a $12.2 million decrease in brokered certificates of deposit as of March 31, 2012, compared to March 31, 2011.

Securities sold under agreement to repurchase amounted to $43.5 million at March 31, 2012, as compared to $38.4 million at March 31, 2011.

Peoples Bank operates 22 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2011.

CONSOLIDATED BALANCE SHEETS
March 31, 2012, December 31, 2011 and March 31, 2011
(Dollars in thousands)

	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$23,944	$22,532	$24,788
Interest bearing deposits	24,160	6,704	21,465
Cash and cash equivalents	48,104	29,236	46,253

Certificates of deposits	-	-	735

Investment securities available for sale	299,303	321,388	271,570
Other investments	6,205	5,712	5,976
Total securities	305,508	327,100	277,546

Mortgage loans held for sale	6,256	5,146	2,415

Loans	658,343	670,497	711,166
Less: Allowance for loan losses	(16,612)	(16,604)	(15,410)
Net loans	641,731	653,893	695,756

Premises and equipment, net	16,629	16,896	17,155
Cash surrender value of life insurance	12,937	12,835	7,599
Accrued interest receivable and other assets	22,162	21,957	24,587
Total assets	$1,053,327	$1,067,063	$1,072,046

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$149,628	$136,878	$120,550
NOW, MMDA & Savings	355,688	366,133	349,077
Time, $100,000 or more	176,428	193,045	224,485
Other time	126,055	131,055	144,868
Total deposits	807,799	827,111	838,980

Demand notes payable to U.S. Treasury	-	-	843
Securities sold under agreement to repurchase	43,479	39,600	38,446
FHLB borrowings	70,000	70,000	70,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	7,024	6,706	5,957
Total liabilities	948,921	964,036	974,845

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2012 and 2011	24,793	24,758	24,652
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,544,160 shares in 2012 and 2011	48,298	48,298	48,289
Retained earnings	27,817	26,895	24,475
Accumulated other comprehensive income	3,498	3,076	(215)
Total shareholders' equity	104,406	103,027	97,201

Total liabilities and shareholders' equity	$1,053,327	$1,067,063	$1,072,046

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2012 and 2011
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2012	2011
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$8,425	$9,614
Interest on investment securities:
U.S. Government sponsored enterprises	1,070	1,082
States and political subdivisions	800	805
Other	67	57
Total interest income	10,362	11,558

INTEREST EXPENSE:
NOW, MMDA & savings deposits	344	717
Time deposits	1,032	1,404
FHLB borrowings	690	744
Junior subordinated debentures	113	100
Other	39	79
Total interest expense	2,218	3,044

NET INTEREST INCOME	8,144	8,514
PROVISION FOR LOAN LOSSES	2,049	2,950
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,095	5,564

NON-INTEREST INCOME:
Service charges	1,188	1,255
Other service charges and fees	599	582
Gain on sale of securities	527	1,075
Mortgage banking income	226	187
Insurance and brokerage commission	135	108
Miscellaneous	705	395
Total non-interest income	3,380	3,602

NON-INTEREST EXPENSES:
Salaries and employee benefits	3,841	3,667
Occupancy	1,301	1,365
Other	2,129	2,368
Total non-interest expense	7,271	7,400

EARNINGS BEFORE INCOME TAXES	2,204	1,766
INCOME TAXES	545	405

NET EARNINGS	1,659	1,361

Dividends and accretion on preferred stock	348	348

NET EARNINGS AVAILABLE TO
COMMON SHAREHOLDERS	$1,311	$1,013

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.24	$0.18
Diluted net earnings	$0.24	$0.18
Cash dividends	$0.07	$0.02
Book value	$14.31	$13.02

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2012 and 2011
(Dollars in thousands)

	Three months ended
	March 31,
	2012	2011
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$313,452	$268,218
Loans	671,580	721,717
Earning assets	997,847	1,011,055
Assets	1,059,411	1,068,523
Deposits	814,258	967,764
Shareholders' equity	105,202	97,593

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.44%	3.59%
Return of average assets	0.63%	0.52
Return on average shareholders' equity	6.34%	5.66%
Shareholders' equity to total assets (period end)	9.91%	9.07%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$16,604	$15,493
Provision for loan losses	2,049	2,950
Charge-offs	(2,596)	(3,345)
Recoveries	555	312
Balance, end of period	$16,612	$15,410

ASSET QUALITY:
Non-accrual loans	$23,981	$32,949
90 days past due and still accruing	1,023	185
Other real estate owned	8,020	6,358
Total non-performing assets	$33,024	$39,492
Non-performing assets to total assets	3.14%	3.68%
Allowance for loan losses to non-performing assets	50.30%	39.02%
Allowance for loan losses to total loans	2.52%	2.17%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade
	03/31/2012	03/31/2011
Risk Grade 1 (excellent quality)	3.10%	3.34%
Risk Grade 2 (high quality)	16.36%	17.05%
Risk Grade 3 (good quality)	48.00%	47.30%
Risk Grade 4 (management attention)	20.50%	21.86%
Risk Grade 5 (watch)	4.25%	2.89%
Risk Grade 6 (substandard)	7.45%	7.28%
Risk Grade 7 (low substandard)	0.00%	0.00%
Risk Grade 8 (doubtful)	0.00%	0.00%
Risk Grade 9 (loss)	0.00%	0.00%

At March 31, 2012, including non-accrual loans, there were seven relationships exceeding $1.0 million (which totaled $12.2 million) in the Watch risk grade, six relationships exceeding $1.0 million in the Substandard risk grade (which totaled $16.3 million) and no relationships exceeding $1.0 million in the Low Substandard risk grade. There were four relationships with loans in the Watch risk grade and the Substandard risk grade exceeding $1.0 million total (which totaled $10.6 million).

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